UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2013

AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard

Clearwater, Florida 33768

(Address of principal executive offices) (Zip Code)

727.288.2738

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02(b) of this Current Report on Form 8-K with respect to the entry into an agreement and general release (the “Agreement and General Release”), between the Company and Steve Rogai, is hereby incorporated into this Item 1.01 by reference.

Item 1.02

Termination of a Material Definitive Agreement.

The information set forth in Item 5.02(b) of this Current Report on Form 8-K with respect to the termination of the employment agreement, dated as of October 28, 2011 (the “Rogai Employment Agreement”), between the Company and Steve Rogai, is hereby incorporated into this Item 1.02 by reference.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 13, 2013, Steve Rogai notified the board of directors of his decision to step down as president and chief executive officer and a director of the Company effective immediately. Mr. Rogai also resigned from all other positions, offices and directorships of all other entities for which Mr. Rogai was serving at the request of the Company. The Board has accepted the resignation of Mr. Rogai and fully supports Mr. Rogai in his future endeavors. Mr. Rogai has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Rogai has agreed to serve the Company as an advisor during a transition period ending April 1, 2013.

In connection with Mr. Rogai’s resignation, the Company and Mr. Rogai entered into the Agreement and General Release. By virtue of Mr. Rogai’s resignation and entry into the Agreement and General Release, the Rogai Employment Agreement terminated.  Pursuant to the Agreement and General Release, Mr. Rogai will receive as severance (i) 12 months of his base salary of $225,000 payable in four equal quarterly installments, (ii) the sum of $14,091.12 in four equal quarterly installments to cover Mr. Rogai’s COBRA premiums for 12 months under the Company’s group health plan, (iii) $5,990.46 as accrued vacation pay, and (iv) $3,000 as a transitional car allowance. In addition the Company agreed to vest all stock options held by Mr. Rogai, which will remain exercisable for the full term of their grant, notwithstanding any contrary provision in the applicable award agreements. In consideration of the foregoing severance amounts Mr. Rogai provided the Company with a release of claims against the Company.

The Agreement and General Release is provided to give investors information regarding its terms. It is not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the agreement were made only for purposes of the agreement and as of its specific date, were solely for the benefit of the parties to the agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

The foregoing description of the Agreement and General Release is qualified in its entirety by the full text of the Agreement and General Release filed herewith as Exhibit 10.1 and incorporated herein by reference.

(c)

On March 18, 2013, the Board of Directors appointed Ronald C. Pruett, Jr., age 49, to serve as president and chief executive officer of the Company and as a member of the board of directors. Mr. Pruett has served as managing partner of the Boston Associates, LLC, a business advisory firm, since December 2001.  From October 2010 through October 2012 he was chief marketing officer of Acquia, Inc., an open source software company based in Boston, Massachusetts.  From April 2009 through August 2010 he was chief executive officer of Mercury Media, an independent direct response agency with offices in Santa Monica, California.  From March 2007 through April 2009 he was chief marking officer of Liberty Medical Supplies, Inc., a healthcare supply company and subsidiary of Polymedica, which was acquired by Medco Health Solutions, Inc. in 2007.  Mr. Pruett also previously served as chief executive officer of Acadient, an online educational company and was a founding executive of Insurance.com, an online insurance distributor.  Since December 2012 he has provided advisory services to the Company.

The Company expects to enter into an employment agreement with Mr. Pruett in the foreseeable future.

A copy of the press release by the Company announcing the appointment of Mr. Pruett and the departure of Mr. Rogai is furnished as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Agreement and General Release dated March 13, 2013 between As Seen On TV, Inc. and Steve Rogai.
99.1	As Seen On TV, Inc. Press Release dated March 19, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AS SEEN ON TV, INC.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Chief Financial Officer

Date: March 19, 2013